UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2011, Orange 21 Inc.’s wholly owned subsidiary, Orange 21 North America Inc. (“O21NA”) entered into the Sixth Modification to Loan and Security Agreement (the “Modification”) with BFI Business Finance (“BFI”) in order to provide for certain modifications to O21NA’s credit facility with BFI. The original Loan and Security Agreement with BFI was entered into on February 26, 2007.

Among other things, the Modification provides for changes to the borrowing base component of the BFI line of credit in order to (1) increase the advance rate against inventory to 35% of the current market cost of raw materials that constitute eligible inventory, (2) increase the maximum inventory advance sublimit up to (a) $2,000,000 during the period beginning on December 1, 2011 through September 30, 2012, (b) $1,750,000 during the period beginning on October 1, 2012 through December 31, 2012, and (c) $1,500,000 for all times thereafter, provided that in each case the maximum inventory advance sublimit shall not exceed 50% of the accounts receivable borrowing base, and (3) allow for advances of up to $1,000,000 against Canadian accounts receivable, subject to certain eligibility requirements. The Modification also decreased the maximum amount which may be borrowed under the BFI credit facility to $7,000,000, which also effectively results in a decrease to the loan fee payable on the maximum amount.

On December 21, 2011, O21NA also entered into an amendment and restatement of (1) the $7.0 million Promissory Note originally issued on December 20, 2010 (the “Prior 2010 Costa Brava Note”) to Costa Brava Partnership III, L.P. (“Costa Brava”), and (2) the $6.0 million Promissory Note originally issued on June 21, 2011 (the “Prior 2011 Costa Brava Note”) evidencing a line of credit committed by Costa Brava. Costa Brava is an entity that beneficially owns approximately 49.0%, or 52.7% on an as converted basis, of Orange 21 Inc.’s common stock. Mr. Seth Hamot, Chairman of the Board of Directors of Orange 21 Inc., is the President and sole member of the sole general partner of Costa Brava.

The terms of the $7.0 million 2010 Costa Brava Promissory Note as amended and restated on December 21, 2011 (the “Restated 2010 Costa Brava Note”) differ from the terms of the Prior 2010 Costa Brava Promissory Note in the following material respects:

•	the Restated 2010 Costa Brava Note matures on June 30, 2013, whereas the Prior 2010 Costa Brava Note matured on December 31, 2012;

•

interest on the Restated 2010 Costa Brava Note may be paid in kind on a monthly basis starting January 1, 2012 as an addition to the outstanding principal amount due, rather than paid in cash (at the option of O21NA);

The terms of the $6.0 million 2011 Costa Brava Promissory Note as amended and restated on December 21, 2011 (the “Restated 2011 Costa Brava Note”) differ from the terms of the Prior 2011 Costa Brava Note in the following material respects:

•	the Restated 2011 Costa Brava Note matures on June 30, 2013, whereas the Prior 2011 Costa Brava Note matured on June 21, 2014;

•

interest on the Restated 2011 Costa Brava Note may be paid in kind on a monthly basis starting January 1, 2012 as an addition to the outstanding principal amount due, rather than paid in cash (at the option of O21NA);

Both the Restated 2010 Costa Brava Note and the Restated 2011 Costa Brava Note are subordinated to the amounts borrowed by O21NA from BFI. Other than described above, the terms and conditions of the Restated 2010 Costa Brava Note and Restated 2011 Costa Brava Note are otherwise generally similar to the terms and conditions of the Prior 2010 Costa Brava Note and Prior 2011 Costa Brava Note, respectively.

The foregoing summary of the terms of the promissory notes with BFI and Costa Brava are qualified in their entirety by reference to the promissory notes, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Sixth Modification to Loan and Security Agreement with BFI Business Finance

10.2	Amended and Restated $7.0 Million Promissory Note dated December 20, 2011 by Orange 21 North America Inc. in favor of Costa Brava Partnership III, L.P.

10.3	Amended and Restated $6.0 Million Promissory Note dated December 20, 2011 by Orange 21 North America Inc. in favor of Costa Brava Partnership III, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 23, 2011	ORANGE 21 INC.

	By:	/s/ Michael D. Angel
Michael D. Angel
Interim Chief Financial Officer and Treasurer